UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE TO

TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
OF THE SECURITIES EXCHANGE ACT OF 1934

PROPHASE LABS, INC.

(Name of Subject Company (Issuer))

PROPHASE LABS, INC.

(Names of Filing Persons (Issuer and Offeror))

Common Stock, Par Value $0.0005 Per Share
(Title of Class of Securities)

74345W 10 8

(CUSIP Number of Class of Securities)

Ted Karkus

Chairman and Chief Executive Officer

ProPhase Labs, Inc.

621 N. Shady Retreat Road

Doylestown, Pennsylvania 18901

(215) 345-0919

(Name, Address and Telephone Numbers of Person Authorized
to Receive Notices and Communications on Behalf of Filing Persons)

Copy to:

Herb Kozlov, Esq.

Aron Izower, Esq.

Reed Smith LLP

599 Lexington Avenue

New York, New York 10022

(212) 345-0919

CALCULATION OF FILING FEE

TRANSACTION VALUATION(1)	AMOUNT OF FILING FEE(2)
$3,910,000	$486.80

(1) Estimated solely for purposes of calculating the filing fee, this amount is based on the purchase of 1,700,000 shares of common stock, par value $0.0005 per share, at the offer price of $2.30 per share.

(2) The amount of the filing fee, calculated in accordance with Rule 0-11 of the Securities and Exchange Act of 1934, as amended, equals $124.50 per $1,000,000 of the value of the transaction.

[ ]	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:	Filing Party:
Form or Registration No.:	Date Filed:

[ ]	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes to designate any transactions to which the statement relates:

[ ]	third-party tender offer subject to Rule 14d-1.

[X]	issuer tender offer subject to Rule 13e-4.

[ ]	going-private transaction subject to Rule 13e-3.

[ ]	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [  ]

If applicable, check the appropriate box(es) below to designate the appropriate rule provision(s) relied upon:

[ ]	Rule 13e-4(i) (Cross-Border Issuer Tender Offer)

[ ]	Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

SCHEDULE TO

This Tender Offer Statement on Schedule TO (this “Schedule TO”) relates to the offer by ProPhase, Inc., a Delaware corporation, to purchase up to 1,700,000 shares of its common stock, par value $0.0005 per share, at a price of $2.30 per share, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 20, 2017 (as amended or supplemented from time to time, the “Offer to Purchase”), a copy of which is attached hereto as Exhibit (a)(1)(A), and in the related Letter of Transmittal (as amended or supplemented from time to time, the “Letter of Transmittal”), a copy of which is attached hereto as Exhibit (a)(1)(B).

This Schedule TO is intended to satisfy the reporting requirements of Rule 13e-4(c)(2) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The information contained in the Offer to Purchase and the related Letter of Transmittal is incorporated herein by reference in response to all of the items of this Schedule TO, as more particularly described below.

Item 1. Summary Term Sheet.

The information set forth in the Offer to Purchase under “Summary Term Sheet” is incorporated herein by reference.

Item 2. Subject Company Information.

(a) The name of the issuer is ProPhase Labs, Inc., a Delaware corporation (the “Company”), and the address of its principal executive office is 621 N. Shady Retreat Road, Doylestown, Pennsylvania 18901. The telephone number of its principal executive office is (215) 345-0919.

(b) The information set forth in the Offer to Purchase under “Introduction” is incorporated herein by reference.

(c) The information set forth in the Offer to Purchase under Section 7 (“Price Range of the Shares”) is incorporated herein by reference.

Item 3. Identity and Background of Filing Person.

(a) The Company is the filing person and subject company. The Company’s address and telephone number are set forth in Item 2(a) above. The information set forth in the Offer to Purchase under Section 10 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) is incorporated herein by reference.

Item 4. Terms of the Transaction.

(a) The following sections of the Offer to Purchase contain a description of the material terms of the transaction and are incorporated herein by reference:

●	“Summary Term Sheet”;

●	“Introduction”;

●	Section 1 (“Number of Shares; Proration”);

●	Section 2 (“Purpose of the Tender Offer; Certain Effects of the Tender Offer; Other Plans”);

●	Section 3 (“Procedures for Tendering Shares”);

●	Section 4 (“Withdrawal Rights”);

●	Section 5 (“Purchase of Shares and Payment of Purchase Price”);

●	Section 6 (“Conditions of the Tender Offer”);

●	Section 8 (“Source and Amount of Funds”);

●	Section 9 (“Certain Information Concerning the Company”);

●	Section 10 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”);

●	Section 13 (“Material U.S. Federal Income Tax Consequences”);

●	Section 14 (“Extension of the Tender Offer; Termination; Amendment”); and

●	Section 16 (“Financial Information”).

(b) The information set forth in the Offer to Purchase under “Introduction”, “Summary Term Sheet” and Section 10 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) is incorporated herein by reference.

Item 5. Past Contacts, Transactions, Negotiations and Agreements.

(e) The information set forth in the Offer to Purchase under Section 10 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) is incorporated herein by reference.

Item 6. Purposes of the Transaction and Plans or Proposals.

(a), (b) and (c) The information set forth in the Offer to Purchase under Section 2 (“Purpose of the Tender Offer; Certain Effects of the Tender Offer; Other Plans”) is incorporated herein by reference.

Item 7. Source and Amount of Funds or Other Consideration.

(a) The information set forth in the Offer to Purchase under “Summary Term Sheet” and Section 8 (“Source and Amount of Funds”) is incorporated herein by reference.

(b) Not applicable.

(d) The information set forth in the Offer to Purchase under Section 8 (“Source and Amount of Funds”) is incorporated herein by reference.

Item 8. Interest in Securities of the Subject Company.

(a) and (b) The information set forth in the Offer to Purchase under Section 10 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) is incorporated herein by reference.

Item 9. Person/Assets, Retained, Employed, Compensated or Used.

(a) The information set forth in the Offer to Purchase under Section 15 (“Fees and Expenses”) is incorporated herein by reference.

Item 10. Financial Statements.

(a) Not applicable. In accordance with the instructions to Item 10 of Schedule TO, the financial statements are not considered material because: (1) the consideration offered consists solely of cash; (2) the offer is not subject to any financing condition; and (3) the offeror is a public reporting company under Section 13(a) or 15(d) of the Exchange Act that files reports electronically on EDGAR.

(b) Not applicable. For certain pro forma information, see Section 16 (“Financial Information”) of the Offer to Purchase.

Item 11. Additional Information.

(a) The information set forth in the Offer to Purchase under Section 9 (“Certain Information Concerning the Company”), Section 10 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”), Section 11 (“Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act”) and Section 12 (“Legal Matters; Regulatory Approvals”) is incorporated herein by reference. To the knowledge of the Company, no material legal proceedings relating to the tender offer are pending.

(c) The information set forth in the Offer to Purchase and the related Letter of Transmittal, copies of which are filed as Exhibits (a)(1)(A) and (a)(1)(B) hereto, respectively, as each may be amended or supplemented from time to time, is incorporated herein by reference.

Item 12. Exhibits.

(a)(1)(A)	Offer to Purchase, dated November 20, 2017.

(a)(1)(B)	Letter of Transmittal (including IRS Form W-9 and Guidelines for Certification of Taxpayer Identification Number on IRS Form W-9).

(a)(1)(C)	Notice of Guaranteed Delivery.

(a)(1)(D)	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.

(a)(1)(E)	Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.

(a)(1)(F)	Press release announcing commencement of the Tender Offer, dated November 20, 2017.

(b)	None.

(d)(1)	Asset Purchase Agreement (as amended), by and between ProPhase Labs, Inc., Meda Consumer Healthcare Inc. and Mylan Inc., as Buyer Guarantor, dated as of January 6, 2017 (incorporated by reference to Exhibit 2.1 of Form 8-K filed on March 29, 2017)

(d)(2)	Manufacturing Agreement, dated as of March 29, 2017, by and between Meda Consumer Healthcare Inc. and Pharmaloz Manufacturing, Inc. (incorporated by reference to Exhibit 2.2 of Form 8-K filed on March 29, 2017)

(d)(3)	Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.3 of Form 8-K filed on June 19, 2015).

(d)(4)	By-laws of the Company as amended and restated effective June 18, 2015 (incorporated by reference to Exhibit 3.4 of Form 8-K filed on June 19, 2015).

(d)(5)	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 of Form 10-KSB/A filed on April 4, 1997).

(d)(6)	Amended and Restated Rights Agreement, dated June 18, 2014 between the Company and American Stock Transfer and Trust Company, LLC (incorporated by reference to Exhibit 4.1 of Form 8-K filed on June 19, 2014).

(d)(7)	Amended No. 1 to Amended and Restated Rights Agreement, dated January 6, 2017 between the Company and American Stock Transfer and Trust Company, LLC (incorporated by reference to Exhibit 4.2 of Form 8-K filed on January 9, 2017).

(d)(8)	Form of Voting Agreement, dated January 6, 2017 by and between Meda Consumer Healthcare Inc. and the undersigned stockholders of ProPhase Labs, Inc. (incorporated by reference to Exhibit 4.1 of Form 8-K filed on January 9, 2017).

(d)(9)	Exclusive Representation and Distribution Agreement dated May 4, 1992 between the Company and Godfrey Science and Design, Inc. et al (incorporated by reference to Exhibit 10.2 of Form 10-KSB/A filed on April 4, 1997).

(d)(10)	Form of Indemnification Agreement between the Company and each of its Officers and Directors dated August 19, 2009 (incorporated by reference to Exhibit 10.1 of Form 8-K filed on August 19, 2009).

(d)(11)	Limited Liability Company Agreement, dated March 22, 2010, between the Company, Phosphagenics Limited, Phosphagenics Inc., and Phusion Laboratories, LLC. (incorporated by reference to Exhibit 10.11 of Form 10-K filed on March 24, 2010).

(d)(12)	Contribution Agreement, dated March 22, 2010, between the Company, Phosphagenics Limited, Phosphagenics Inc., and Phusion Laboratories, LLC. (incorporated by reference to Exhibit 10.12 of Form 10-K filed on March 24, 2010).

(d)(13)	License Agreement, dated March 22, 2010, between the Company and Phosphagenics Limited. (incorporated by reference to Exhibit 10.13 of Form 10-K filed on March 24, 2010).

(d)(14)	Amended and Restated License Agreement, dated March 22, 2010, between the Company, Phosphagenics Limited, Phosphagenics Inc., and Phusion Laboratories, LLC. (incorporated by reference to Exhibit 10.14 of Form 10-K filed on March 24, 2010).

(d)(15)	Amended and Restated 2010 Equity Compensation Plan (incorporated by reference to Exhibit B of the Company’s Annual Proxy Statement on Schedule 14A filed on April 18, 2016).

(d)(16)	2010 Directors’ Equity Compensation Plan (incorporated by reference to Exhibit C of the Company’s Annual Proxy Statement on Schedule 14A filed on April 2, 2010).

(d)(17)	Amendment to 2010 Directors’ Equity Compensation Plan (incorporated by reference to Exhibit 10.3 of Form 8-K filed on May 10, 2010).

(d)(18)	Form of Option Agreement pursuant to 2010 Equity Compensation Plan (incorporated by reference to Exhibit 10.4 of Form 8-K filed on May 10, 2010).

(d)(19)	Form of Option Agreement pursuant to 2010 Directors’ Equity Compensation Plan (incorporated by reference to Exhibit 10.5 of Form 8-K filed on May 10, 2010).

(d)(20)	Form of Amended and Restated 2010 Equity Compensation Plan Option Award Agreement.

(d)(21)	Form of Restricted Stock Award Agreement pursuant to 2010 Directors’ Equity Compensation Plan (incorporated by reference to Exhibit 10.6 of Form 8-K filed on May 10, 2010).

(d)(22)	Redemption Agreement with Phosphagenics Ltd. (incorporated by reference to Exhibit 10.1 of Form 8-K filed on September 23, 2011).

(d)(23)	Investment Agreement by and between ProPhase Labs, Inc. and Dutchess Opportunity Fund II, LP, dated as of May 28, 2014 (incorporated by reference to Exhibit 10.1 of Form 8-K filed on May 28, 2014).

(d)(24)	Registration Rights Agreement by and between ProPhase Labs, Inc. and Dutchess Opportunity Fund II, LP, dated as of May 28, 2014 (incorporated by reference to Exhibit 10.2 of Form 8-K filed on May 28, 2014).

(d)(25)	Settlement Agreement and Mutual Release between ProPhase Labs, Inc. f/k/a The Quigley Corporation and John C. Godfrey, the Estate of Nancy Jane Godfrey, and Godfrey Science and Design, Inc. dated December 20, 2012. (incorporated by reference to Exhibit 10.25 of Form 10-K filed on March 28, 2013).

(d)(26)	Amendment to 2010 Directors’ Equity Compensation Plan (incorporated by reference to Appendix B of the Company’s Annual Proxy Statement on Schedule 14A filed on April 3, 2013).

(d)(27)	Global Settlement Agreement between ProPhase Labs, Inc. and certain of the Company’s former managers and with certain shareholders dated September 4, 2014 resolving all litigation matters between the parties (incorporated by reference to Exhibit 99.3 of Form 8-K dated September 4, 2014)

(d)(28)	Employment Agreement dated May 29, 2015 between Ted Karkus and the Company (incorporated by reference to Exhibit 99.2 of Form 8-K filed on June 1, 2015).

(d)(29)	Employment Agreement dated May 29, 2015 between Robert V. Cuddihy, Jr. and the Company (incorporated by reference to Exhibit 99.1 of Form 8-K filed on June 1, 2015).

(d)(30)	Registration Rights Agreement by and between ProPhase Labs, Inc. and Dutchess Opportunity Fund II, LP, dated as of July 30, 2015 (incorporated by reference to Exhibit 4.2 of the registration statement on Form S-8 filed on August 5, 2015).

(d)(31)	Investment Agreement by and between ProPhase Labs, Inc. and Dutchess Opportunity Fund II, LP, dated as of July 30, 2015 (incorporated by reference to Exhibit 4.1 of the registration statement on Form S-8 filed on August 5, 2015).

(d)(32)	Subscription Agreements by and between ProPhase Labs, Inc. and John Ligums and Justin Leonard dated December 11, 2015 (incorporated by reference to Exhibit 10.1 of Form 8-K filed on December 16, 2015).

(d)(33)	Employment Agreement Termination and Release Agreement, dated March 29, 2015, by and between ProPhase Labs, Inc. and Robert V. Cuddihy, Jr. (incorporated by reference to Exhibit 10.1 of Form 8-K filed on April 19, 2017)

(d)(34)	Stock Purchase Agreement, dated June 12, 2017, by and between ProPhase Labs, Inc. and Mark Leventhal (incorporated by reference to Exhibit 10.1 to the Form 8-K (File No. 000-21617) filed on June 14, 2017)

(d)(35)	Stock Purchase Agreement, dated June 12, 2017, by and between Mark S. Leventhal and Donna R. Leventhal and ProPhase Labs, Inc. (incorporated by reference to Exhibit 10.2 to the Form 8-K (File No. 000-21617) filed on June 14, 2017)

(d)(36)	Stock Purchase Agreement, dated June 12, 2017, by and between The Mark S. and Donna R. Family Foundation, Inc. and ProPhase Labs, Inc. (incorporated by reference to Exhibit 10.3 to the Form 8-K (File No. 000-21617) filed on June 14, 2017)

(d)(37)	Stock Purchase Agreement, dated June 12, 2017, by and between The Bonnybrook Trust and ProPhase Labs, Inc. (incorporated by reference to Exhibit 10.4 to the Form 8-K (File No. 000-21617) filed on June 14, 2017)

(d)(38)	Employment Agreement Termination and Release Agreement, dated September 27, 2017, by and between ProPhase Labs, Inc. and Robert V. Cuddihy, Jr. (incorporated by reference to Exhibit 10.1 to the Form 8-K (File No. 000-21617) filed on October 2, 2017)

(g)	None.

(h)	None.

Item 13. Information required by Schedule 13E-3.

Not applicable.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: November 20, 2017

PROPHASE LABS, INC.

	By:	/s/ Ted Karkus
	Name:	Ted Karkus
	Title:	Chairman and Chief Executive Officer

EXHIBIT INDEX

(a)(1)(A)	Offer to Purchase, dated November 20, 2017.

(a)(1)(B)	Letter of Transmittal (including IRS Form W-9 and Guidelines for Certification of Taxpayer Identification Number on IRS Form W-9).

(a)(1)(C)	Notice of Guaranteed Delivery.

(a)(1)(D)	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.

(a)(1)(E)	Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.

(a)(1)(F)	Press release announcing commencement of the Tender Offer, dated November 20, 2017.

(b)	None.

(d)(1)	Asset Purchase Agreement (as amended), by and between ProPhase Labs, Inc., Meda Consumer Healthcare Inc. and Mylan Inc., as Buyer Guarantor, dated as of January 6, 2017 (incorporated by reference to Exhibit 2.1 of Form 8-K filed on March 29, 2017)

(d)(2)	Manufacturing Agreement, dated as of March 29, 2017, by and between Meda Consumer Healthcare Inc. and Pharmaloz Manufacturing, Inc. (incorporated by reference to Exhibit 2.2 of Form 8-K filed on March 29, 2017)

(d)(3)	Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.3 of Form 8-K filed on June 19, 2015).

(d)(4)	By-laws of the Company as amended and restated effective June 18, 2015 (incorporated by reference to Exhibit 3.4 of Form 8-K filed on June 19, 2015).

(d)(5)	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 of Form 10-KSB/A filed on April 4, 1997).

(d)(6)	Amended and Restated Rights Agreement, dated June 18, 2014 between the Company and American Stock Transfer and Trust Company, LLC (incorporated by reference to Exhibit 4.1 of Form 8-K filed on June 19, 2014).

(d)(7)	Amended No. 1 to Amended and Restated Rights Agreement, dated January 6, 2017 between the Company and American Stock Transfer and Trust Company, LLC (incorporated by reference to Exhibit 4.2 of Form 8-K filed on January 9, 2017).

(d)(8)	Form of Voting Agreement, dated January 6, 2017 by and between Meda Consumer Healthcare Inc. and the undersigned stockholders of ProPhase Labs, Inc. (incorporated by reference to Exhibit 4.1 of Form 8-K filed on January 9, 2017).

(d)(9)	Exclusive Representation and Distribution Agreement dated May 4, 1992 between the Company and Godfrey Science and Design, Inc. et al (incorporated by reference to Exhibit 10.2 of Form 10-KSB/A filed on April 4, 1997).

(d)(10)	Form of Indemnification Agreement between the Company and each of its Officers and Directors dated August 19, 2009 (incorporated by reference to Exhibit 10.1 of Form 8-K filed on August 19, 2009).

(d)(11)	Limited Liability Company Agreement, dated March 22, 2010, between the Company, Phosphagenics Limited, Phosphagenics Inc., and Phusion Laboratories, LLC. (incorporated by reference to Exhibit 10.11 of Form 10-K filed on March 24, 2010).

(d)(12)	Contribution Agreement, dated March 22, 2010, between the Company, Phosphagenics Limited, Phosphagenics Inc., and Phusion Laboratories, LLC. (incorporated by reference to Exhibit 10.12 of Form 10-K filed on March 24, 2010).

(d)(13)	License Agreement, dated March 22, 2010, between the Company and Phosphagenics Limited. (incorporated by reference to Exhibit 10.13 of Form 10-K filed on March 24, 2010).

(d)(14)	Amended and Restated License Agreement, dated March 22, 2010, between the Company, Phosphagenics Limited, Phosphagenics Inc., and Phusion Laboratories, LLC. (incorporated by reference to Exhibit 10.14 of Form 10-K filed on March 24, 2010).

(d)(15)	Amended and Restated 2010 Equity Compensation Plan (incorporated by reference to Exhibit B of the Company’s Annual Proxy Statement on Schedule 14A filed on April 18, 2016).

(d)(16)	2010 Directors’ Equity Compensation Plan (incorporated by reference to Exhibit C of the Company’s Annual Proxy Statement on Schedule 14A filed on April 2, 2010).

(d)(17)	Amendment to 2010 Directors’ Equity Compensation Plan (incorporated by reference to Exhibit 10.3 of Form 8-K filed on May 10, 2010).

(d)(18)	Form of Option Agreement pursuant to 2010 Equity Compensation Plan (incorporated by reference to Exhibit 10.4 of Form 8-K filed on May 10, 2010).

(d)(19)	Form of Option Agreement pursuant to 2010 Directors’ Equity Compensation Plan (incorporated by reference to Exhibit 10.5 of Form 8-K filed on May 10, 2010).

(d)(20)	Form of Amended and Restated 2010 Equity Compensation Plan Option Award Agreement.

(d)(21)	Form of Restricted Stock Award Agreement pursuant to 2010 Directors’ Equity Compensation Plan (incorporated by reference to Exhibit 10.6 of Form 8-K filed on May 10, 2010).

(d)(22)	Redemption Agreement with Phosphagenics Ltd. (incorporated by reference to Exhibit 10.1 of Form 8-K filed on September 23, 2011).

(d)(23)	Investment Agreement by and between ProPhase Labs, Inc. and Dutchess Opportunity Fund II, LP, dated as of May 28, 2014 (incorporated by reference to Exhibit 10.1 of Form 8-K filed on May 28, 2014).

(d)(24)	Registration Rights Agreement by and between ProPhase Labs, Inc. and Dutchess Opportunity Fund II, LP, dated as of May 28, 2014 (incorporated by reference to Exhibit 10.2 of Form 8-K filed on May 28, 2014).

(d)(25)	Settlement Agreement and Mutual Release between ProPhase Labs, Inc. f/k/a The Quigley Corporation and John C. Godfrey, the Estate of Nancy Jane Godfrey, and Godfrey Science and Design, Inc. dated December 20, 2012. (incorporated by reference to Exhibit 10.25 of Form 10-K filed on March 28, 2013).

(d)(26)	Amendment to 2010 Directors? Equity Compensation Plan (incorporated by reference to Appendix B of the Company’s Annual Proxy Statement on Schedule 14A filed on April 3, 2013).

(d)(27)	Global Settlement Agreement between ProPhase Labs, Inc. and certain of the Company’s former managers and with certain shareholders dated September 4, 2014 resolving all litigation matters between the parties (incorporated by reference to Exhibit 99.3 of Form 8-K dated September 4, 2014)

(d)(28)	Employment Agreement dated May 29, 2015 between Ted Karkus and the Company (incorporated by reference to Exhibit 99.2 of Form 8-K filed on June 1, 2015).

(d)(29)	Employment Agreement dated May 29, 2015 between Robert V. Cuddihy, Jr. and the Company (incorporated by reference to Exhibit 99.1 of Form 8-K filed on June 1, 2015).

(d)(30)	Registration Rights Agreement by and between ProPhase Labs, Inc. and Dutchess Opportunity Fund II, LP, dated as of July 30, 2015 (incorporated by reference to Exhibit 4.2 of the registration statement on Form S-8 filed on August 5, 2015).

(d)(31)	Investment Agreement by and between ProPhase Labs, Inc. and Dutchess Opportunity Fund II, LP, dated as of July 30, 2015 (incorporated by reference to Exhibit 4.1 of the registration statement on Form S-8 filed on August 5, 2015).

(d)(32)	Subscription Agreements by and between ProPhase Labs, Inc. and John Ligums and Justin Leonard dated December 11, 2015 (incorporated by reference to Exhibit 10.1 of Form 8-K filed on December 16, 2015).

(d)(33)	Employment Agreement Termination and Release Agreement, dated March 29, 2015, by and between ProPhase Labs, Inc. and Robert V. Cuddihy, Jr. (incorporated by reference to Exhibit 10.1 of Form 8-K filed on April 19, 2017)

(d)(34)	Stock Purchase Agreement, dated June 12, 2017, by and between ProPhase Labs, Inc. and Mark Leventhal (incorporated by reference to Exhibit 10.1 to the Form 8-K (File No. 000-21617) filed on June 14, 2017)

(d)(35)	Stock Purchase Agreement, dated June 12, 2017, by and between Mark S. Leventhal and Donna R. Leventhal and ProPhase Labs, Inc. (incorporated by reference to Exhibit 10.2 to the Form 8-K (File No. 000-21617) filed on June 14, 2017)

(d)(36)	Stock Purchase Agreement, dated June 12, 2017, by and between The Mark S. and Donna R. Family Foundation, Inc. and ProPhase Labs, Inc. (incorporated by reference to Exhibit 10.3 to the Form 8-K (File No. 000-21617) filed on June 14, 2017)

(d)(37)	Stock Purchase Agreement, dated June 12, 2017, by and between The Bonnybrook Trust and ProPhase Labs, Inc. (incorporated by reference to Exhibit 10.4 to the Form 8-K (File No. 000-21617) filed on June 14, 2017)

(d)(38)	Employment Agreement Termination and Release Agreement, dated September 27, 2017, by and between ProPhase Labs, Inc. and Robert V. Cuddihy, Jr. (incorporated by reference to Exhibit 10.1 to the Form 8-K (File No. 000-21617) filed on October 2, 2017)

(g)	None.

(h)	None.